COMPANY CONTACT: Jeff Magids Senior Manager – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SilverBow Resources Announces Apppointment of Chief Financial Officer

Houston, TX – November 12, 2019 – SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or “the Company”) today announced the resignation of the Company’s Executive Vice President and Chief Financial Officer, G. Gleeson Van Riet, effective November 11, 2019. Effective November 12, 2019, the Company appointed Christopher. M. Abundis as Chief Financial Officer in addition to his existing duties at SilverBow. Accordingly, Mr. Abundis will now serve as Senior Vice President, Chief Financial Officer, General Counsel and Secretary of the Company.

Sean Woolverton, SilverBow’s Chief Executive Officer stated “On behalf of the entire Board, management team and employees, I want to thank Gleeson for his dedication and service to SilverBow the past few years. Gleeson brought significant financial expertise and leadership to the Company during a key transitional time as the Company relisted on the New York Stock Exchange and established itself as a premiere Eagle Ford operator.”

Mr. Woolverton continued, “We are pleased to expand Chris’s responsibilities to include Chief Financial Officer of SilverBow. Since I began working with Chris in 2017, he has been an integral part of our executive team and continually demonstrates natural leadership and an ability to motivate employees toward achieving the strategic initiatives of the Company. He also brings a unique combination of legal, accounting and finance experience in the energy sector. I look forward to seeing Chris thrive in this new role.”

Mr. Abundis has served in progressive roles of responsibility at SilverBow after joining the Company in 2005, most recently as Senior Vice President, General Counsel and Secretary since March 2017. Through the course of his employment at SilverBow, he has served the Board of Directors as Secretary and managed the Company’s Legal, Human Resources and Corporate Services departments leading matters of oil and gas operations, corporate governance, securities law, financial reporting and other related areas. Prior to beginning his legal career, Mr. Abundis worked for a KPMG LLP.

Mr. Abundis received a Bachelor of Business Administration and Master of Science in Accounting from Texas A&M University and a Juris Doctor from South Texas College of Law.

About SilverBow Resources, Inc.

SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com.

    2